Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

dated as of

January 11, 2015

between

ROCHE HOLDINGS, INC.

and

FOUNDATION MEDICINE, INC.

i

ii

ARTICLE 9
CONDITIONS TO THE CLOSING

Section 9.01.	Conditions to the Obligations of Each Party	56

ARTICLE 10
TERMINATION

Section 10.01.	Termination	57
Section 10.02.	Effect of Termination	59

ARTICLE 11
SURVIVAL, INDEMNIFICATION

Section 11.01.	Survival	59
Section 11.02.	Indemnification of Investor Indemnified Parties	60
Section 11.03.	Limitations on Indemnification by the Company	60
Section 11.04.	Indemnification of Company Indemnified Parties	60
Section 11.05.	Limitations on Indemnification by the Investor	61
Section 11.06.	Other Limitations	61
Section 11.07.	Third Party Claim Procedures	61
Section 11.08.	Direct Claim Procedures	63
Section 11.09.	Exclusive Remedy	63
Section 11.10.	Purchase Price Adjustment	63

ARTICLE 12
MISCELLANEOUS

Section 12.01.	Notices	64
Section 12.02.	Amendments and Waivers	65
Section 12.03.	Expenses	65
Section 12.04.	Disclosure Schedule and SEC Document References	67
Section 12.05.	Binding Effect; Benefit; Assignment	67
Section 12.06.	Governing Law	68
Section 12.07.	Jurisdiction	68
Section 12.08.	WAIVER OF JURY TRIAL	68
Section 12.09.	Counterparts; Effectiveness	68
Section 12.10.	Entire Agreement	69
Section 12.11.	Severability	69
Section 12.12.	Specific Performance	69

Annex I	Offer Conditions

Exhibit A-1	Form of Tender and Support Agreement (KPCB and TRV)
Exhibit A-2	Form of Tender and Support Agreement (GV)
Exhibit B	Form of Existing Registration Rights Amendment
Exhibit C	Charter Amendments

iii

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of January 11, 2015 between Roche Holdings, Inc., a Delaware corporation (the “Investor”), and Foundation Medicine, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, on the terms and subject to the conditions set forth herein, the Investor desires to acquire a number of shares of common stock of the Company, par value $0.0001 per share (“Shares”), that, when added to the Shares already owned by Roche Holding Ltd (“Parent”) and its Subsidiaries, will represent, immediately following the consummation of the transactions contemplated hereby and assuming completion of the Issuance and the Offer, an aggregate beneficial ownership interest in the Company by Parent and its Subsidiaries of at least 52.4% of the Fully Diluted Shares at such time;

WHEREAS, on the terms and subject to the conditions set forth herein, and in furtherance of the Investment, the Investor has agreed to invest $250,000,000 in the Company, and as consideration for such investment, the Company has agreed to issue and sell to the Investor (the “Issuance”) 5,000,000 Shares (subject to adjustment as set forth herein, the “Issuance Shares”) at a price of $50.00 per Share (the “Issuance Price”), without interest, net to the Company in cash;

WHEREAS, on the terms and subject to the conditions set forth herein, and in furtherance of the Investment, the Investor has agreed to commence a tender offer (other than to Parent and its Subsidiaries) to purchase up to 15,604,288 Shares (the “Maximum Shares”), representing, when added to the Shares already owned by Parent and its Subsidiaries and together with the Issuance Shares, approximately 56.3% of the Fully Diluted Shares at such time, at a price of $50.00 per Share (the “Offer Price”), without interest, net to the seller in cash (such tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer” and, together with the Issuance, the “Investment”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Company Board has unanimously determined that the Investment, the Company Charter Amendment and the other transactions contemplated herein and in the other Transaction Documents are in the best interests of the Company and its stockholders, and the respective boards of directors of the Company and the Investor have approved this Agreement and the transactions contemplated hereby, including the Investment;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of the Investor’s willingness to enter into this Agreement and the other Transaction Documents, certain stockholders of the Company are entering into a tender and support agreement with the Investor substantially in the form attached as Exhibit A-1 or Exhibit A-2, as applicable (as amended from time to time, the “Tender and Support Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of the Investor’s willingness to enter into this Agreement and the other Transaction Documents, the Company and certain stockholders of the Company are entering into an amendment to the Existing Investors’ Rights Agreement substantially in the form attached as Exhibit B (the “Existing Registration Rights Amendment”); and

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of the Investor’s willingness to enter into this Agreement and the other Transaction Documents, the parties are entering into each of the other Transaction Documents, each of which shall become effective at the Acceptance Time on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition, purchase or exclusive license, directly or indirectly, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that neither Chugai Pharmaceutical Co., Ltd. nor any of its Subsidiaries shall be considered an Affiliate of the Investor for purposes of this Agreement (unless the Investor elects, in a written notice delivered to the Company, to have any such Person considered an Affiliate of the Investor; provided that the Investor may not make such election for purposes of Section 11.02 hereof).

“Antitrust Law” means any Applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through acquisition or agreement.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Basel, Switzerland are authorized or required by Applicable Law to close.

“CDX Contract” means the Contract set forth in Section 1.01(c) of the Company Disclosure Schedule.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Agreements” means (i) the US Education Collaboration Agreement, (ii) the Ex-US Commercialization Agreement, (iii) the Collaboration Agreement and (iv) the binding term sheet with respect to an in vitro diagnostics collaboration, in each case being entered into by the Company, on the one hand, and an Affiliate of the Investor, on the other hand, concurrently with the execution of this Agreement.

“Collaboration Partner” means any Third Party that manufactures, co-develops or co-markets (or has a license to manufacture, develop, market or sell) any product of the Company or any of its Subsidiaries.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2014.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2013 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2013.

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to the Investor.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, individual consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written and (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider (or, solely with respect to any such plan, agreement, arrangement, program or policy that is subject to Title IV of ERISA, for the current or future benefit of any current or former employee or consultant of any entity that is, or in the last six years has been, an ERISA Affiliate of the Company) or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company ESPP” means the Foundation Medicine, Inc. 2013 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (A) changes in general economic or political conditions or the financial or capital markets in the United States or elsewhere in the world, (B) changes generally affecting the cancer molecular testing industry in which the Company and its Subsidiaries operate, including reimbursement coverage or payor rules or policies affecting products or services generally in such industry, (C) acts of war, sabotage or terrorism or natural or man-made disasters, (D) the announcement, pendency or performance of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or any of its Subsidiaries (it being understood that this clause (D) shall not apply to the term “Company Material Adverse Effect” as used in, or as used in paragraph (c)(iii) of Annex I with respect to, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the announcement or pendency of this Agreement or any of the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or the performance of obligations hereunder or thereunder), (E) the identity of the Investor as the investor in the Company or of the Investor or one of its Affiliates as party to the Transaction Documents or any facts or circumstances concerning the Investor or any of its Affiliates, including their respective relationships with any customers, suppliers, distributors, licensors, licensees or partners of the Company or any of its Subsidiaries, (F) changes or prospective changes in GAAP or Applicable Law (or interpretation or enforcement thereof), (G) changes in the market price or trading volume of the Shares (provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect), (H) the failure of the Company and its Subsidiaries to meet internal or analysts’ expectations or projections, performance measures, operating statistics or revenue or earnings predictions (provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), or (I) any action taken by the Company or any of its Subsidiaries at the written direction of the Investor, or in accordance with the express terms of this Agreement or any other Transaction Document to which it is a party, other than, in the case of clause (A), (B), (C) or (F), for such changes or events that have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the cancer molecular testing industry in which the Company and its Subsidiaries operate (which shall be taken into account in determining whether there has been a Company Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof), or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party.

“Company Restricted Share” means any Share awarded under any Company Stock Plan that is subject to satisfaction of vesting or other forfeiture conditions, including any such Share issued by the Company in connection with the “early-exercise” feature of a Company Stock Option.

“Company RSU” means each award of restricted stock units under any Company Stock Plan.

“Company Service Provider” means, at any time, any director, officer, employee, consultant or individual independent contractor of the Company or any of its Subsidiaries.

“Company Stock Option” means any option to purchase Shares awarded under any Company Stock Plan.

“Company Stock Plan” means each of the Foundation Medicine, Inc. 2013 Stock Option and Incentive Plan, the Foundation Medicine, Inc. Amended and Restated 2010 Stock Incentive Plan and any other equity or equity-based compensation plan, other than the Company ESPP, that is sponsored or maintained by the Company or any of its Subsidiaries that provides for awards of stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company, in each case, as amended from time to time.

“Confidentiality Agreement” means the letter agreement dated as of September 4, 2014 between the Company and the Investor.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Damages” means any and all claims, costs, losses, liabilities, obligations, fines, penalties, awards, damages, diminution in value and expenses (including reasonable fees and expenses of counsel and other professionals and expenses of investigation); provided that, except for amounts actually paid in respect of Third Party Claims, Damages shall not include (i) any punitive or exemplary damages or (ii) any consequential damages (except, for the avoidance of doubt, diminution in value).

“Environmental Laws” means any Applicable Law or any agreement with any Person relating to human health or safety, the environment or any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material.

“Environmental Permits” means all Permits relating to or required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Investors’ Rights Agreement” means the Second Amended and Restated Investors’ Rights Agreement dated as of June 20, 2013 among the Company and the Persons listed on Schedule A thereto.

“FDA” means the United States Food and Drug Administration or any successor entity.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Fully Diluted Shares” means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to any then-outstanding Company Securities, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof. For the avoidance of doubt, “Fully Diluted Shares” shall not include any Shares held by the Company as treasury stock.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product, derivative or byproduct, asbestos, asbestos-containing materials, lead, polychlorinated biphenyls or any substance, waste or material regulated under any Environmental Law.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA and the European Medicines Agency.

“Health Law” means any Applicable Law applicable to the Company’s products, including any Applicable Law the purpose of which is to ensure the safety, efficacy and quality of medical, pharmaceutical, biotechnology, in vitro diagnostic and similar products by regulating the research, development, manufacturing and distribution of these products, including Applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports. Without limiting the foregoing, Health Law includes (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Clinical Laboratory Improvement Amendments of 1988, (iv) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (v) the Stark Law (42 U.S.C. 1395nn et seq.), (vi) the False Claims Act (31 U.S.C. § 3729 et seq.), (vii) the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), (viii) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (ix) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (x) the Prohibition on Inducement of Beneficiaries Statute (42 U.S.C. § 1320a-7a(a)(5)), (xi) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (xii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), (xiii) Medicare (Title XVIII of the Social Security Act), (xiv) Medicaid (Title XIX of the Social Security Act) and (xv) all applicable state privacy and confidentiality laws, and state laws, including those related to insurance, balance billing, out-of-network services and the waiver of deductibles, copayments or cost-sharing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (iii) trade secrets, confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (iv) know-how, inventions, discoveries, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, ideas and improvements, including manufacturing information and processes, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (v) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (vi) moral rights, technology, software, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vii) any similar intellectual property or proprietary rights.

“Investor Material Adverse Effect” means a material adverse effect on the Investor’s ability to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party.

“Investor Rights Agreement” means the Investor Rights Agreement between the Investor and the Company being entered into by such parties concurrently with the execution of this Agreement, as amended from time to time.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries (excluding any public networks).

“knowledge” of the Company means the actual knowledge after reasonable inquiry of the persons listed in Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, registrations, concessions or other authorizations of Governmental Authorities applicable to the assets or business of the Company or its Subsidiaries.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company’s balance sheet in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, in the aggregate, are not material in amount, and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or use of the property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any claim, audit, action, suit, proceeding, arbitral action or investigation.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Contract” means the Contract set forth in Section 1.01(b) of the Company Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person; provided that neither Chugai Pharmaceutical Co., Ltd. or any of its Subsidiaries shall be considered a Subsidiary of Parent, the Investor or any of their respective Affiliates for purposes of this Agreement (unless the Investor elects, in a written notice delivered to the Company, to have any such Person considered a Subsidiary of Parent, the Investor or any of their respective Affiliates; provided that the Investor may not make such election for purposes of Section 11.02 hereof).

“Tax Sharing Agreement” means the tax sharing agreement dated as of the date hereof between the Investor and the Company and entered into concurrently with the execution of this Agreement.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Investor or any of its Affiliates.

“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Existing Registration Rights Amendment, the Collaboration Agreements and the Tax Sharing Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.01(d)
Adverse Recommendation Change	7.04(a)
Agreement	Preamble
Alternative Acquisition Agreement	7.04(a)
Closing	3.02
Company	Preamble
Company Board Recommendation	5.02(b)
Company Charter Amendment	2.01
Company Financial Advisor	2.02(c)
Company Indemnified Parties	11.04
Company Proxy Statement	5.09(b)
Company SEC Documents	5.07(a)
Company Securities	5.05(d)
Company Stockholder Approval	5.02(a)
Company Stockholder Meeting	7.03(a)
Company Subsidiary Securities	5.06(b)
Compensation Arrangement	5.18(i)
Compensation Arrangement Approvals	5.18(i)
Compensation Committee	5.18(i)
End Date	10.01(b)(i)
Existing Registration Rights Amendment	Preamble
Expiration Date	11.01
Expiration Time	2.01(c)(ii)
FDA Fraud Policy	5.13(b)(iii)
Fundamental Warranties	11.01
Indemnified Party	11.07
Indemnifying Party	11.07
Intervening Event	7.04(b)(iii)
Investment	Preamble
Investor	Preamble
Investor Indemnified Parties	11.02
Issuance	Preamble
Issuance Price	Preamble
Issuance Shares	Preamble
Material Contracts	5.21(a)
Maximum Shares	Preamble
Minimum Condition	Annex I
Minimum Condition Shares	Annex I
Multiemployer Plan	5.18(c)
Negotiation Period	7.04(d)
Offer	Preamble
Offer Closing Date	2.01(d)

Term	Section
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(f)
Offer Price	Preamble
Representatives	7.04(a)
Sanctions	5.22(b)
Schedule 14D-9	2.02(c)
Schedule TO	2.01(f)
Shares	Preamble
Superior Proposal	7.04(e)
Tax	5.17(h)
Taxing Authority	5.17(h)
Tax Return	5.17(h)
Tender and Support Agreements	Preamble
Termination Fee	12.03(b)
Third Party Claim	11.07
Warranty Breach	11.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. References to “law” or “laws” shall be deemed also to include any Applicable Law.

ARTICLE 2

THE OFFER

Section 2.01. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 10.01 and none of the events set forth in paragraph (c) of Annex I hereto shall exist or have occurred and be continuing (other than in the case of paragraph (c)(vi) and, with respect to paragraph (c)(iv), only with respect to covenants and obligations that the Company is required to comply with or to perform prior to such time), as promptly as practicable after the date hereof, but in no event later than 15 Business Days following the date of this Agreement, the Investor shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The Offer shall be subject to the conditions set forth in Annex I hereto (the “Offer Conditions”). The date on which the Investor commences the Offer is referred to as the “Offer Commencement Date.”

(b) The Investor expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that the Investor’s right to waive any Offer Condition is subject to the last paragraph of Annex I hereto; and provided, further, that, without the prior written consent of the Company, the Investor shall not:

(i) decrease the Offer Price;

(ii) change the form of consideration to be paid in the Offer;

(iii) change the Maximum Shares sought to be purchased in the Offer;

(iv) extend or otherwise change the Expiration Time of the Offer except as provided herein;

(v) impose conditions to the Offer other than the Offer Conditions;

(vi) change the Minimum Condition; or

(vii) otherwise amend, modify or supplement any of the terms or conditions of the Offer in a manner that adversely affects the holders of Shares.

(c) Unless extended as provided in this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, the Investor shall extend the Offer (i) for one or more consecutive increments of not more than ten Business Days from time to time if, at the then-scheduled expiration time of the Offer, any of the Offer Conditions shall not have been satisfied or waived; provided that the Investor shall not be required to extend the Offer pursuant to this clause (i) beyond the earlier of (A) the End Date and (B) the date that is 10 days after the date that all of the Offer Conditions (other than the Minimum Condition and those that by their nature are to be satisfied immediately prior to the Acceptance Time) have been satisfied and (ii) for any period required by (x) any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or (y) the rules and regulations of NASDAQ or Applicable Law. The time when the Offer expires (taking into account any permitted or required extensions in accordance with this Section 2.01(c)) is referred to herein as the “Expiration Time.” The Investor shall not terminate or withdraw the Offer prior to the then-scheduled expiration time of the Offer unless this Agreement is validly terminated in accordance with its terms. In the event that this Agreement is terminated, the Investor shall promptly, irrevocably and unconditionally terminate the Offer. In the event that the Offer is terminated, the Investor shall not acquire any Shares pursuant to the Offer and shall cause any depositary acting on its behalf to return, in accordance with Applicable Law, all tendered Shares to the registered holders thereof.

(d) Subject to the terms and conditions set forth in this Agreement (including Section 2.01(e)) and to the satisfaction or waiver of the Offer Conditions, the Investor shall (i) accept for payment, as promptly as practicable (and in any event within one Business Day) after the Expiration Time, all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”, and the date on which the Acceptance Time occurs, the “Offer Closing Date”), and (ii) promptly thereafter pay for such Shares.

(e) If and to the extent that a number of Shares in excess of the Maximum Shares are validly tendered and not withdrawn pursuant to the Offer, then, in accordance with Section 14(d)(6) of the Exchange Act, the number of Shares validly tendered and not withdrawn by each tendering holder of Shares shall be deemed decreased on a pro rata basis based on the number of Shares validly tendered and not withdrawn by each tendering stockholder (with fractional Shares rounded to the nearest whole Share) such that the aggregate number of Shares accepted for payment, and paid for, by the Investor in the Offer shall be equal to the Maximum Shares. The parties acknowledge and agree that if such proration is necessary, the Investor shall determine the final proration factor promptly (and in any event within three Business Days) after the expiration of the period during which stockholders may satisfy Shares tendered into the Offer pursuant to a Notice of Guaranteed Delivery (such period to expire three NASDAQ Global Select Market trading days after the Offer Closing Date).

(f) As soon as practicable on the Offer Commencement Date, the Investor shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal and a summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable U.S. federal securities laws. The Investor shall use its reasonable best efforts to ensure that the Schedule TO, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of the Investor and the Company agrees promptly to correct any information provided by it or on its behalf for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Investor shall use its reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws or the rules and regulations of NASDAQ. The Company shall furnish to the Investor the information relating to the Company required by the Exchange Act to be set forth in the Schedule TO and the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and any Offer Document each time before any such document is filed with the SEC, and the Investor shall give reasonable and good faith consideration to any comments made by the Company and its counsel. The Investor shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that the Investor or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Investor to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by using reasonable best efforts to give the Company the opportunity to participate with the Investor and its counsel in any substantive discussions or meetings with the SEC. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation as it may be amended or modified, and until but not after it is withdrawn in accordance with Section 7.04(b).

Section 2.02. Company Action.

(a) The Company hereby consents to the Offer.

(b) The Company shall, or shall cause its transfer agent to, as promptly as practicable, furnish the Investor with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, participant lists from the Depository Trust Company and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares (including a “non-objecting beneficial owners” list), and shall furnish to the Investor such information and assistance (including updated lists of stockholders, security position listings and computer files regarding the beneficial owners of Shares) as the Investor may reasonably request in communicating the Offer to holders of Shares. The Investor and its agents shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer and, if this Agreement is terminated, shall return or destroy all copies and any extracts or summaries of such information then in their possession or control; provided that the Investor and each of its agents may each retain one copy of any such information to the extent necessary to comply with Applicable Law.

(c) On the Offer Commencement Date, as soon as practicable after the Schedule TO has been filed pursuant to Section 2.01(f), the Company shall (i) file with the SEC and (ii) to the extent required by applicable U.S. federal securities laws, disseminate to holders of Shares, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.04(b), shall include the Company Board Recommendation. The Company shall also include in the Schedule 14D-9 the fairness opinion of Goldman, Sachs & Co., financial advisor to the Company (the “Company Financial Advisor”), in its entirety, and a description of such fairness opinion and the financial analysis relating thereto that provides the information called for by Item 1015(b) of Regulation M-A under the Exchange Act, subject to any required consent from the Company Financial Advisor. The Company shall use its reasonable best efforts to ensure that the Schedule 14D-9, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of the Company and the Investor agrees promptly to correct any information provided by it or on its behalf for use in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws or the rules and regulations of NASDAQ. The Investor shall furnish to the Company the information relating to the Investor required by the Exchange Act to be set forth in the Schedule 14D-9. The Investor and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the Investor and its counsel. The Company shall provide the Investor and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by using reasonable best efforts to give the Investor the opportunity to participate with the Company or its counsel in any substantive discussions or meetings with the SEC.

Section 2.03. Withholding Rights. Notwithstanding any provision contained herein to the contrary, the Investor and the depositary for the Offer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to the Offer such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Investor or the depositary for the Offer so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Investor or the depositary for the Offer made such deduction and withholding.

ARTICLE 3

THE ISSUANCE; THE CLOSING

Section 3.01. The Issuance. At the Closing, and upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to Investor, and Investor agrees to purchase from the Company, the Issuance Shares, at a price per share equal to the Issuance Price.

Section 3.02. Closing.

(a) The closing of the Issuance (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 immediately following the Acceptance Time, upon the terms and subject to the conditions of this Agreement. At the Closing:

(b) the Investor shall deliver to the Company $250,000,000 in immediately available funds by wire transfer to an account of the Company with a bank in New York City designated by the Company, by notice to the Investor, which notice shall be delivered not less than five Business Days prior to the Offer Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company in such amount); and

(c) the Company shall deliver to the Investor certificates for the Issuance Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

Section 3.03. Adjustments. If, during the period between the date of this Agreement and the Closing, the outstanding Shares (or securities convertible or exchangeable into, or exercisable for, Shares) shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period or otherwise, but excluding any change that results from any issuance of Shares permitted by Section 7.01(c)), the Maximum Shares, the Offer Price, the Issuance Price and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. Nothing in this Section 3.03 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

ARTICLE 4

CHARTER; BYLAWS; BOARD OF DIRECTORS

Section 4.01. Certificate of Incorporation. The Company shall take all actions necessary (including pursuant to Section 7.03) so that, effective as of the Acceptance Time, the certificate of incorporation of the Company in effect immediately prior to the Acceptance Time shall be amended as set forth on Exhibit C hereto, until thereafter amended in accordance with Applicable Law (the “Company Charter Amendment”).

Section 4.02. Company Board. The Company shall take all actions necessary so that, effective as of the Closing, the Company Board shall be composed as set forth in Sections 2.01(a) and 2.01(b) of the Investor Rights Agreement, with the term of each director expiring at the next annual meeting of stockholders of the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 12.04, except (i) as disclosed in the Company 10-K, the Company 10-Q or any current reports on Form 8-K filed by the Company with the SEC after November 13, 2014 and prior to January 9, 2015 (other than with respect to the representations and warranties in Sections 5.01, 5.02, 5.05, 5.06, 5.23, 5.24 and 5.25) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Investor as of the date hereof, the Acceptance Time and the Closing that:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to the Investor true and complete copies of the certificate of incorporation and bylaws of the Company as in effect as of the date hereof. Article 3 and Article 4 of the Second Amended and Restated Investors’ Rights Agreement dated June 20, 2013 among the Company and the stockholders party thereto (including the covenants of the Company and the other rights of the stockholders thereunder) have terminated.

Section 5.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company’s corporate powers and, except for (i) the affirmative vote of seventy five percent (75%) of the outstanding Shares in connection with the Company Charter Amendment and (ii) the affirmative vote of the holders of a majority of the votes cast at the Company Stockholder Meeting in connection with (x) this Agreement and the transactions contemplated hereby, including the Issuance, and (y) the Investor’s rights under Section 4.03 of the Investor Rights Agreement (clauses (i) and (ii) collectively, the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Investment or the other transactions contemplated hereby or by the other Transaction Documents. This Agreement and the other Transaction Documents to which the Company is a party each constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Offer, the Issuance and the Company Charter Amendment, are in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and each other Transaction Document to which the Company is a party, and the transactions contemplated hereby and thereby, including the Offer, the Issuance and the Company Charter Amendment, (iii) resolved, subject to Section 7.04(b), to recommend (x) acceptance of the Offer and (y) approval and adoption by the Company’s stockholders of the Company Charter Amendment, this Agreement and the transactions contemplated hereby (including the Issuance) and the Investor’s rights under Section 4.03 of the Investor Rights Agreement (such recommendation, the “Company Board Recommendation”) and (iv) directed that the Company Charter Amendment, the Transaction Agreement and the transactions contemplated hereby (including the Issuance), and the Investor’s rights under Section 4.03 of the Investor Rights Agreement be submitted to its stockholders for consideration in accordance with this Agreement.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, (iii) compliance with any applicable requirements of NASDAQ, (iv) filing and recordation of the Company Charter Amendment as required by Delaware Law and (v) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on, or any Permit of, the Company or any of its Subsidiaries (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05. Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.0001 per share.

(b) As of January 9, 2015, there were outstanding (i) 28,374,903 Shares (including 150,697 Company Restricted Shares) and (ii) no shares of preferred stock. As of January 9, 2015, there were 1,373,547 Shares reserved and available for future issuance under the Company Stock Plans, and there were 788,503 Shares reserved and available for future issuance under the Company ESPP. All outstanding shares of capital stock of the Company have been, and all Issuance Shares will be, when issued at the Closing in accordance with Article 3, duly authorized and validly issued, fully paid and nonassessable, free and clear of any Liens and free of any preemptive or similar rights.

(c) Section 5.05(c) of the Company Disclosure Schedule contains a complete and accurate list of each outstanding award of Company Stock Options, Company RSUs and Company Restricted Shares as of January 9, 2015, including, for each such award: (A) the name of the holder of such award, (B) the date each such award was granted, (C) the number of Shares subject to each such award, (D) with respect to any award of Company Stock Options, the price at which such Company Stock Option may be exercised, and (E) a description of the vesting conditions relating to such award, including any time-based vesting schedule and a description of any terms under any Company Employee Plan, Company Stock Plan or award agreement thereunder which provide for accelerated vesting with respect to such award as a result of the consummation of the transactions contemplated by this Agreement. Other than the Company Stock Options, Company RSUs and Company Restricted Shares listed in Section 5.05(c) of the Company Disclosure Schedule or that may be issued after the date hereof as permitted under Section 7.01(c), there are no equity or equity-based awards outstanding under any Company Stock Plan. The exercise price of each Company Stock Option is not less than the fair market value of a Share on the date of grant of such Company Stock Option.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05 and for changes since January 9, 2015 resulting from the exercise of Company Stock Options or settlement of Company RSUs outstanding on such date, or the issuance of equity awards after the date hereof as permitted under Section 7.01(c), there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(e) No (i) Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 5.06. Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company as of the date hereof and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company timely has filed with or furnished to the SEC, and made available to the Investor (to the extent that full, complete and unredacted copies have not been published on the SEC’s EDGAR site), all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has made available to the Investor true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto and, except as set forth therein, to the knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not (and each Company SEC Document filed subsequent to the date hereof will not) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) The Company and its Subsidiaries have established and maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to the Investor prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2011 through the date hereof.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including the notes thereto) included or incorporated by reference in the Company SEC Documents (a) complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09. Disclosure Documents.

(a) The Schedule 14D-9, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing or the filing of any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) At the time the proxy statement is to be filed with the SEC in connection with the solicitation of the Company Stockholder Approval (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on the matters set forth therein, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information with respect to the Company or any of its Subsidiaries that the Company supplies to the Investor specifically for use (or incorporation by reference) in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Offer Documents, the Company Proxy Statement or the Schedule 14D-9 based upon information supplied by the Investor or on its behalf specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes.

(a) Since the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From September 30, 2014 until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without the Investor’s consent, would constitute a breach of Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and reserved for in the Company Balance Sheet, (ii) liabilities or obligations incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (excluding liabilities arising out of any breach of or default under a Contract or violation of Applicable Law), (iii) obligations expressly contemplated by, and fees and expenses payable to its external Representatives for services rendered in connection with, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (iv) liabilities or obligations under Contracts existing as of the date of this Agreement or entered into after the date hereof as permitted under Section 7.01 of this Agreement (excluding liabilities arising out of any breach or default under such Contracts), and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2011, has been, in compliance with, has not been charged with or given written notice by any Governmental Authority of any violation of and, to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with any violation of, Applicable Law or the terms of any of its Permits, except for failures to comply or violations or alleged violations that have not had and, even if determined adversely to the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against or affecting the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that prevents, enjoins, alters or materially delays the Offer, the Issuance or any of the other transactions contemplated by this Agreement or any other Transaction Document. The Company and each of its Subsidiaries have all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.13. Regulatory Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have obtained all Permits (including, for the avoidance of doubt, all establishment registrations, device listings and 510(k) clearances (or their foreign equivalents)) required by any Health Authority to permit the conduct of their respective businesses as currently conducted, (ii) all of such Permits are in full force and effect, (iii) the Company is in compliance with, and is not in default under, each such Permit and (iv) none of such Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or the other Transaction Documents.

(b) Since January 1, 2011, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Fraud Policy”) or for any other Health Authority to invoke a similar policy that may be applicable to the Company or any of its Subsidiaries in another jurisdiction. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) are the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2011, the Company and each of its Subsidiaries and, to the knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries), has been in compliance in all material respects with all Health Laws, including those relating to laboratory developed tests. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries) (i) have received any written notice or other written communication from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, including any failure to maintain systems and programs adequate to ensure compliance with any such Health Laws, or contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any product subject to any Health Law, or (ii) are subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

(d) The Company and its Subsidiaries have filed with the applicable Health Authority all required and material Filings, including adverse event reports. All such Filings were in material compliance with Applicable Law when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such Filings.

(e) None of the Company or any of its Subsidiaries, any of their respective officers, directors or managing employees (as such terms are defined in 42 C.F.R. § 1001.1001) or, to the knowledge of the Company, any other Company Service Provider or agent (as such term is defined in 42 C.F.R. § 1001.1001) of the Company or any of its Subsidiaries has been disqualified, debarred or deregistered by any Governmental Authority.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries have received any written coverage or reimbursement decision from any commercial third-party payor or government payor.

Section 5.14. Litigation. There is no Proceeding pending against or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that, assuming such Proceedings were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.15. Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet, or acquired or leased after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no such property or assets are subject to any Lien except Permitted Liens.

Section 5.16. Intellectual Property. Schedule 5.16 of the Company Disclosure Schedule sets forth a true and complete list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries, specifying as to each such item, as applicable (a) the owner of such item, (b) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective title and issuance, registration, or application number of such item and (d) the date of application and issuance or registration of such item. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is the sole and exclusive owner of, or has a valid and legally enforceable license to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property used or held for use in, or necessary for, the conduct of its business as currently conducted; (ii) neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated (A) any Intellectual Property rights of any Person other than such rights of any Person under any patent, and (B) to the knowledge of the Company, any Intellectual Property rights of any Person under a patent; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or exclusively licensed to the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened Proceeding or order with respect to any Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) none of the Intellectual Property owned by or licensed to the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Intellectual Property is valid and enforceable; (vi) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of the Company or any of its Subsidiaries to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vii) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property of the Company or any of its Subsidiaries, the value of which is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; (viii) the Company and its Subsidiaries have at all times complied with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of their operations; (ix) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened Proceeding alleging a violation of any Person’s privacy, personal or confidentiality rights under any Applicable Law; (x) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to any IT Assets; (xi) the Company and each of its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures, in each case consistent with industry practices; and (xii) no software distributed by the Company or any of its Subsidiaries contains any software code that is licensed under any terms or conditions that require that any software be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.

Section 5.17. Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and payable (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. Since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax asset or Tax liability of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax.

(d) There is no Proceeding pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material amount of Taxes or material Tax asset.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, stockholder, vendor or other Person.

(g) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Offer Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any Person of the type described in clause (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement, but other than any such agreement or arrangement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 5.18. Employee Benefit Plans.

(a) Section 5.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. Copies of each material Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to the Investor together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. No Company Employee Plan primarily covers Company Service Providers who are located outside the United States.

(b) Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has incurred, or is reasonably expected to incur, any liability under Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has at any time in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, there is no reason why any such determination letter should be revoked or not be reissued. The Company has made available to the Investor copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Company Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2011, (i) each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan and (ii) no events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former Company Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan; (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Employee Plan; or (iv) result in the payment of any amount that would not be deductible under Section 280G or Section 162(m) of the Code. The Company has provided or made available to the Investor a list of all agreements, arrangements and other instruments which give rise to any of the obligations described in Section 5.18(e)(i), (ii), or (iii) above. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any tax incurred by such Company Service Provider, including income taxes, or taxes incurred under Section 409A or 4999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and since January 1, 2011, there has been no Proceeding pending against or, to the knowledge of the Company, threatened against any Company Employee Plan (or against the Company in respect of any Company Employee Plan) before any Governmental Authority.

(i) The Compensation Committee of the Company Board (the “Compensation Committee”) has (i) approved each Company Employee Plan pursuant to which consideration is payable to any officer, director or employee of the Company or any of its Subsidiaries (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”). The Company Board has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 5.19. Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since January 1, 2011, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b) Neither the Company nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Service Provider. There are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Company Service Providers. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened in writing against or affecting the Company or any of its Subsidiaries.

Section 5.20. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or any Hazardous Substance.

(b) No environmental investigation, study, audit, test, review or other analysis has been conducted since January 1, 2012 through the date hereof by the Company or any of its Subsidiaries or otherwise is in the Company’s possession or control in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered or made available to Investor at least five Business Days prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d) For purposes of this Section 5.20 the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 5.21. Material Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any lease (A) for real property or (B) for personal property, in the case of this clause (B), providing for annual rental payments in excess of $100,000;

(ii) any Contract (A) resulting in aggregate payments by the Company and its Subsidiaries in excess of $500,000 in either calendar year 2013 or 2014 or (B) under which the Company or any of its Subsidiaries is contractually obligated to make payments in excess of $1,000,000 in the aggregate;

(iii) any Contract (A) resulting in aggregate payments to the Company and its Subsidiaries in excess of $500,000 in either calendar year 2013 or 2014 or (B) under which the Company or any of its Subsidiaries is contractually entitled to receive payments in excess of $1,000,000 in the aggregate;

(iv) any Contract relating to the disposition of any business or material assets other than the sale of products or services in the ordinary course of business consistent with past practice (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries;

(v) any Contract relating to the acquisition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise), other than purchases of supplies, inventory and equipment in the ordinary course of business consistent with past practice, (A) entered into since January 1, 2011 or (B) that contains any outstanding non-competition, earn-out or other contingent payment obligations or any other outstanding material obligation of the Company or any of its Subsidiaries;

(vi) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), any guarantees thereof or the granting of any Liens (other than Permitted Liens) over the property or assets of the Company or any of its Subsidiaries, other than Contracts solely among the Company and its wholly owned Subsidiaries;

(vii) any Contract for the formation of (A) any legal partnership, joint venture or similar arrangement or (B) any other partnership, joint venture, strategic alliance or similar arrangement, in the case of clause (B), that if terminated or not renewed would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and in each case any material Contracts related thereto;

(viii) any stockholders’, investors rights’, registration rights or similar agreement or arrangement;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any material license, right or immunity (including any covenant not to sue) with respect to any Intellectual Property (other than licenses granted to the Company or any of its Subsidiaries for commercial off-the-shelf software generally available on nondiscriminatory pricing terms and other immaterial non-exclusive licenses granted by or to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(x) any Contract with any (A) present or former officer or director of the Company or any of its Subsidiaries under which the Company has any continuing obligations, (B) beneficial owner of 5% or more of the outstanding Shares or (C) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director, or beneficial owner;

(xi) any Contract (A) with any sole-source suppliers (i.e., suppliers for which there is no readily available alternate supplier at comparable cost) of material tangible products or services (provided that, in the case of purchase orders for reagents in the ordinary course of business consistent with past practice, only the supplier need be scheduled on Section 5.21(a)(xi)(A) of the Company Disclosure Schedule) or (B) that includes any material “most favored nations” terms and conditions (including, without limitation, with respect to pricing) or minimum purchase arrangement;

(xii) any Contract containing any provision or covenant that limits the freedom of the Company or any of its Subsidiaries (or that purports, after the Closing, to limit the freedom of the Investor or any of its Affiliates) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates, other than agreements with recruiting agencies pursuant to which such agencies are granted the exclusive right to identify candidates for employment;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, in excess of $1,000,000 in the aggregate, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case that cannot be terminated by the Company or its Subsidiaries without payment or penalty without more than 60 days’ notice;

(xiv) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) other than any Employee Plan; or

(xv) any other Contract not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

All Contracts of the type described in this Section 5.21(a) are referred to herein as “Material Contracts” (which term, for the avoidance of doubt, includes any Contract that would be a Material Contract if it had been entered into as of the date hereof).

(b) The Company has prior to the date of this Agreement made available to the Investor a true and complete copy of each Material Contract entered into on or prior to the date hereof (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and neither the Company nor any of its Subsidiaries have waived or failed to enforce any rights or benefits under any Material Contract, and (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, or would give to any Third Party any right of termination, amendment or cancellation of any Material Contract or any license thereunder, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

(c) The CDX Contract does not (i) conflict with or otherwise limit any rights granted or contemplated to be granted to the Investor or any of its Affiliates under any of the Collaboration Agreements, (ii) impose or purport to impose any obligation or restriction on the Investor or any of its Affiliates (including any of the restrictions described in clause (iv) of this Section 5.21(c)), (iii) encumber or purport to encumber any Intellectual Property of the Investor or any of its Affiliates, or (iv) except as set forth on Section 5.21(a)(xii) of the Company Disclosure Schedule, limit the freedom of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or obtain products or services from any Person or limit the ability of any Person to provide products or services to the Company or any of its Affiliates.

Section 5.22. Foreign Corrupt Practices and International Trade Sanctions.

(a) Neither the Company nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its Subsidiaries or Affiliates, has taken or will take any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, (ii) any person (whether or not a government official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), to reward the person for acting improperly, or in circumstances where the recipient would be acting improperly by receiving the thing of value; or (iii) any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so. The Company and its Subsidiaries and Affiliates have conducted their businesses in compliance in all material respects with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(b) Neither the Company nor any of its Subsidiaries or Affiliates, nor, to the knowledge of the Company, any of their directors, officers or employees, is a Person that is, or is owned 50% or more or controlled by, a Person that is: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(c) Except as set forth on Section 5.22(c) of the Company Disclosure Schedule, for the past five years, neither the Company nor any of its Subsidiaries or Affiliates has engaged in, or is now engaged in, directly or indirectly, any unlawful dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(d) The Company and its Subsidiaries and Affiliates are and, except as disclosed on Section 5.22(d) of the Company Disclosure Schedule, for the past five years have been in compliance in all material respects with, and, to the Company’s knowledge, have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls laws.

Section 5.23. Finders’ Fees. Except for the Company Financial Advisor, a true and complete copy of whose engagement agreement has been provided to Investor prior to the date hereof, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 5.24. Opinion of Financial Advisor. The Company has received the opinion (to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of this Agreement, and based upon and subject to the facts and assumptions set forth therein, the consideration to be paid by the Investor pursuant to the Offer is fair to the Company’s stockholders (other than the Investor and its Affiliates) from a financial point of view. The Company shall deliver a true and complete copy of the written opinion of the Company Financial Advisor to the Investor for informational purposes only promptly after receipt thereof by the Company.

Section 5.25. Antitakeover Statutes and Rights Agreement. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. The Company has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the Offer, the Issuance and any other transaction contemplated by this Agreement or any other Transaction Document from Section 203 of Delaware Law, and, accordingly, neither Section 203 of Delaware Law nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar Applicable Law enacted under U.S. state or federal laws apply to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.

Section 5.26. No Other Representations and Warranties. Without limiting the Investor’s rights in the case of fraud, except as expressly set forth in this Article 5 or in any Transaction Document, neither the Company nor any Subsidiary of the Company has made any representation or warranty, express or implied, to the Investor in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company as of the date hereof, the Acceptance Time and the Closing that:

Section 6.01. Corporate Existence and Power. The Investor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 6.02. Corporate Authorization. The execution, delivery and performance by the Investor of this Agreement, and the execution, delivery and performance by the Investor and its Affiliates of each other Transaction Document to which the Investor or any of such Affiliates is a party, and the consummation by the Investor and such Affiliates of the transactions contemplated hereby and thereby, are within the corporate powers of the Investor and such Affiliates and have been duly authorized by all necessary corporate action. This Agreement and each other Transaction Document to which the Investor or any such Affiliate is a party constitutes a valid and binding agreement of the Investor or such Affiliate, as applicable, enforceable against the Investor or such Affiliate in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03. Governmental Authorization. The execution, delivery and performance by the Investor of this Agreement, and the execution, delivery and performance by the Investor and its Affiliates of each other Transaction Document to which the Investor or any of such Affiliates is a party, and the consummation by the Investor and such Affiliates of the transactions contemplated hereby and thereby, require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, (iii) compliance with any national securities exchange on which the securities of Investor or any of its Affiliates are listed or any other applicable listing authority, (iv) filing and recordation of the Company Charter Amendment as required by Delaware law and (v) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 6.04. Non-contravention. The execution, delivery and performance by the Investor of this Agreement, and the execution, delivery and performance by the Investor and its Affiliates of each other Transaction Document to which the Investor or any of such Affiliates is a party, and the consummation by the Investor and such Affiliates of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Investor or such Affiliate, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Investor or any of its Affiliates is entitled under any provision of any Contract binding upon, or any Permit of, the Investor or any of its Affiliates (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Lien on any asset of the Investor or any of its Affiliates, with only such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 6.05. Disclosure Documents.

(a) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information with respect to the Investor and any of its Affiliates that the Investor supplies to the Company specifically for use or incorporation by reference in the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at the time of the filing of such Schedule 14D-9 or any such supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(c) The information with respect to the Investor and any of its Affiliates that the Investor supplies to the Company specifically for use or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on the matters set forth therein, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Offer Documents, the Company Proxy Statement or the Schedule 14D-9 based upon information supplied to the Investor by the Company or on its behalf specifically for use or incorporation by reference therein

Section 6.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Investor who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 6.07. Financing. The Investor has, or will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Offer and the Issuance, in each case in accordance with the terms hereof.

Section 6.08. Stock Ownership. The Investor is not, nor at any time in the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of Delaware Law. The Investor and its Affiliates beneficially own 414,823 Shares as of the date hereof and will beneficially own such same number of Shares as of the Acceptance Time.

Section 6.09. Investor Status. The Shares to be acquired by the Investor pursuant hereto are being acquired by the Investor for its own account for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of Applicable Law. The Investor understands that such Shares may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and the certificates representing such Shares will bear a legend to such effect and to the effect that such Shares are subject to restrictions on transfer under the terms of the Investor Rights Agreement. The Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters, and fully understands the limitations on ownership, sale, transfer or other disposition of such Shares.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01. Conduct of the Company. From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its Permits, (iii) keep available the services of its directors, officers, key employees and key consultants, and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Closing, except (x) as expressly required by this Agreement, (y) as set forth in the corresponding subsection of Section 7.01 of the Company Disclosure Schedule or (z) with the prior written consent of the Investor, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend (i) its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) or (ii) the qualifications for directors set forth in the Company’s Corporate Governance Guidelines, which are attached as Section 7.01(a) of the Company Disclosure Schedule;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, other than, in the case of this clause (iii), in connection with (A) the formation of any Subsidiary of the Company organized under the laws of any state of the United States or (B) (1) the satisfaction by the Company of tax withholding obligations upon exercise of Company Options and/or the vesting or settlement of any Company Restricted Shares or Company RSUs, (2) exercise price net settlements upon exercise of Company Stock Options, or (3) forfeiture of any Company Restricted Shares, in the case of this clause (B) in accordance with the applicable Company Stock Plan and the applicable award agreement;

(c) (i) issue, sell or otherwise deliver any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or settlement of Company RSUs, in each case that are outstanding on the date hereof in accordance with their terms, or (B) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company, (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise) or (iii) issue any award (except as set forth in Section 7.01(c) of the Company Disclosure Schedule), or amend or modify the terms of any outstanding award, under any Company Stock Plan, or accelerate the vesting of any Company Stock Option, Company RSU or Company Restricted Share except as required by their terms on the date hereof;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except up to the aggregate amount contemplated by the capital expenditure budget as set forth in Section 7.01(d) of the Company Disclosure Schedule and any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,000,000 in the aggregate;

(e) (i) merge or consolidate with any other Person, (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests in entities or businesses, other than, in the case of clause (ii), supplies, equipment or inventory in the ordinary course of business consistent with past practice, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f) sell, lease, license or otherwise transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or otherwise abandon, permit to lapse or fail to maintain, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests in entities or businesses (in each case, including any of the Company’s or its Subsidiaries’ Intellectual Property; provided that the Company shall not be required to make any filings, registrations or take any prosecution actions with respect to such Intellectual Property that it would not take in the ordinary course of business consistent with past practice), other than sales of inventory or obsolete equipment or non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company or (ii) advances to its employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company’s existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) any indebtedness for borrowed money to finance working capital needs incurred in the ordinary course of business on terms consistent with past practice (and subject to prepayment without notice of a material duration, premium or penalty) in an aggregate amount not to exceed $20,000,000 and (ii) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries, or among the Company’s wholly owned Subsidiaries, in the ordinary course of business consistent with past practice;

(i) establish or amend any Company Stock Plan, except for any amendments as may be required under Applicable Law;

(j) (i) enter into (including by amendment of any Contract such that such Contract becomes a Material Contract), amend, modify in any material respect or renew any Material Contract of the types described in Section 5.21(a)(vii), (viii), (x), (xi)(B) or (xii) (taking into account in each case any materiality qualifiers set forth therein), (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any such Material Contract described in clause (i), or (iii) voluntarily accelerate, terminate or cancel, or fail to exercise a renewal option for, any such Material Contract described in clause (i);

(k) with respect to the senior management team of the Company as set forth on Schedule 7.01(k), (i) except as required under a Company Employee Plan or Applicable Law, grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement), (ii) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement), (iii) except as required by Applicable Law, establish, adopt or amend, or otherwise increase benefits payable under, any Company Employee Plan or collective bargaining agreement or (iv) increase compensation, bonus or other benefits payable, except for increases in annual base compensation and target bonus of up to 10% in the ordinary course of business consistent with past practice;

(l) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(m) pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy, (i) any stockholder litigation or dispute against the Company, any of its Subsidiaries or any of their officers or directors (whether relating to this Agreement or otherwise) (provided that the Investor’s consent to any such settlement shall not be unreasonably withheld, conditioned or delayed) or (ii) any Proceeding or any other liability or obligation (whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise), other than, in the case of this clause (ii), the payment, discharge, settlement or satisfaction (solely through payment of money) of (A) liabilities or obligations (other than with respect to Proceedings) incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby and (B) Proceedings, liabilities and obligations in amounts not to exceed $1,000,000 individually or $3,000,000 in the aggregate;

(n) withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals;

(o) amend or modify the Company’s guidelines regarding Company Board approval, which are attached as Section 7.01(o) of the Company Disclosure Schedule; or

(p) authorize, agree, resolve or commit to do any of the foregoing.

Section 7.02. Access to Information. From the date hereof until the Closing, and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to the Investor, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, assets, books and records of the Company and its Subsidiaries upon reasonable prior notice, (ii) furnish to the Investor, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with the Investor and its authorized representatives in its investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 7.02 to the extent that (A) any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information or (B) disclosure of any such information would result in the loss of attorney-client privilege (but in each case the Company shall use its commercially reasonable efforts to (1) develop an alternative to providing such information that is reasonably acceptable to the Investor or (2) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would permit the disclosure of such information without violating such Applicable Law or attorney-client privilege). Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.03. Company Stockholder Meeting.

(a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing of the Company Proxy Statement for the purpose of obtaining the Company Stockholder Approval and shall comply with all Applicable Law with respect to such meeting and the solicitation of proxies in connection therewith. The Company shall cause the Company Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholders Meeting as promptly as reasonably practicable thereafter. Prior to any Adverse Recommendation Change permitted hereunder, the Company shall take all actions necessary or advisable to solicit from the Company’s stockholders proxies in favor of the proposals in respect of the Company Stockholder Approval and to secure the Company Stockholder Approval.

(b) Subject to Section 7.04(b), the Company Board shall make the Company Board Recommendation and not effect an Adverse Recommendation Change.

(c) Any adjournment, delay or postponement of the Company Stockholder Meeting shall require the prior written consent of the Investor; provided, however, that the Company shall be permitted to adjourn, delay or postpone the Company Stockholder Meeting (i) with the consent of the Investor (such consent not to be unreasonably withheld, conditioned or delayed), once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date), for the absence of a quorum and/or to solicit additional proxies if there are not sufficient votes to obtain the Company Stockholder Approval or (ii) after consultation with the Investor, solely to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the stockholders of the Company with adequate time to review. The Investor may require the Company to adjourn, delay or postpone the Company Stockholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) for the absence of a quorum and/or to solicit additional proxies necessary to obtain the Company Stockholder Approval. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of the Investor, unless required to do so by Applicable Law. Without the prior written consent of the Investor, the proposals in respect of the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

Section 7.04. No Solicitation; Other Offers.

(a) General Prohibitions. Prior to the Closing, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal; (iii) fail to make, withdraw or modify in a manner adverse to the Investor the Company Board Recommendation (or recommend an Acquisition Proposal or make any public statement (or statement to any of its stockholders (other than, for the avoidance of doubt, to a director of the Company in his capacity as such)) inconsistent with the Company Board Recommendation (including publicly proposing to withdraw or modify the Company Board Recommendation)) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); (iv) fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law; or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”). It is agreed that any violation of the restrictions on the Company set forth in this Section 7.04 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 7.04 by the Company.

(b) Exceptions. Notwithstanding Section 7.04(a), at any time prior to the Acceptance Time:

(i) the Company, directly or indirectly through its Representatives, (A) provided that the Company has complied with Section 7.04(a), may engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Company Board reasonably believes is or would reasonably be expected to lead to a Superior Proposal and (B) may furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to the Investor) with such Third Party with terms in all material respects no less favorable to the Company than those contained in the Confidentiality Agreement and other terms necessary to permit the Company to comply with its obligations to the Investor pursuant to this Section 7.04; provided that all such information (to the extent that such information has not been previously provided or made available to the Investor) is provided or made available to the Investor, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party;

(ii) subject to compliance with Section 7.04(d), if the Company has received a Superior Proposal, then the Company Board may make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into a definitive agreement providing for such Superior Proposal on the terms disclosed to the Investor pursuant to Section 7.04(d); and

(iii) subject to compliance with Section 7.04(d), the Company Board may make an Adverse Recommendation Change in response to a material event, change or development in circumstances arising after the date hereof that was neither known by nor reasonably foreseeable to the Company Board as of or prior to the date hereof and does not involve or relate to an Acquisition Proposal (an “Intervening Event”);

in each case referred to in the foregoing clauses (i), (ii) and (iii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law. Notwithstanding anything to the contrary contained in this Agreement, provided that the Company has complied with Section 7.04(a), the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party solely to clarify the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal or (y) direct any such Third Party to this Agreement, including the specific provisions of this Section 7.04.

In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 (including Item 1012(a) of Regulation M-A under the Exchange Act) or Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that (i) any such action taken or statement made shall be subject to and only taken in compliance with this Section 7.04 and (ii) any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action; provided, further, that it is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute an Adverse Recommendation Change.

(c) Required Notices. None of the Company Board, the Company, any Subsidiaries of the Company or any of their respective Representatives shall take any of the actions referred to in Section 7.04(b) unless the Company shall have delivered to the Investor a prior written notice advising the Investor that it intends to take such action, and, after taking any such action, the Company shall continue to advise the Investor on a reasonably current basis of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify the Investor promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, is seeking to make or would reasonably be expected to make an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep the Investor reasonably informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to the Investor copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.04(c).

(d) “Last Look.” Further, the Company Board shall not make an Adverse Recommendation Change pursuant to Section 7.04(b)(ii) or Section 7.04(b)(iii) (or, in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 7.04(b)(ii), terminate this Agreement pursuant to Section 10.01(d)(i) in order to enter into a definitive agreement in respect thereof), unless: (i) the Company promptly provides written notice to the Investor at least four Business Days before taking such action of its intention to do so (such four Business Day period, the “Negotiation Period”), (ii) (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 7.04(b)(ii), such notice specifies in reasonable detail the basis for the Adverse Recommendation Change and attaches the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Superior Proposal or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 7.04(b)(iii), such notice includes a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such Adverse Recommendation Change and (iii) during the Negotiation Period, the Company negotiates, and causes its Representatives to negotiate, in good faith with the Investor and its Representatives with respect to any proposed changes by the Investor to the terms and conditions of this Agreement and, if applicable, the other Transaction Documents or the transactions contemplated hereby or thereby (or with respect to other proposals made by the Investor) and (iv) the Investor does not make, prior to 11:59 p.m., New York City time, on the final day of the Negotiation Period, an offer that (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 7.04(b)(ii), is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new three-Business Day period under this Section 7.04(d), which shall also be deemed to be a “Negotiation Period” under this Section 7.04(d)) or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 7.04(b)(iii), eliminates the basis for such Adverse Recommendation Change under Section 7.04(b).

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares or a majority of the consolidated assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith by a majority vote, after considering the advice of an outside financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and likelihood of satisfying all such conditions, are more favorable to the Company’s stockholders than as provided hereunder (taking into account any proposal by the Investor to amend the terms of this Agreement pursuant to Section 7.04(d)), which the Company Board determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined to be available by the Company Board. For the avoidance of doubt, the parties agree that the Company Board may determine in good faith in accordance with the above that an Acquisition Proposal to acquire 100% of the outstanding Shares or consolidated assets of the Company and its Subsidiaries for a per share price (or aggregate consideration that equates to a per share price) less than the Offer Price constitutes a Superior Proposal (it being understood that any such Acquisition Proposal shall be subject to Section 7.01(d)).

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (together with its Representatives) that has executed a confidentiality agreement within the 24-month period prior to the date hereof and that is in possession of confidential information heretofore furnished by or on behalf of the Company or any of its Subsidiaries in connection with the consideration of an Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable. The Company represents and warrants to the Investor that, during the 24-month period prior to the date hereof, neither it nor any of its Subsidiaries has granted any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

Section 7.05. Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the Issuance Shares to be issued at the Closing pursuant to Article 3 hereof to be listed on NASDAQ at such time of issuance, subject to official notice of issuance.

Section 7.06. Compensation Arrangements. Prior to the Closing, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each Compensation Arrangement that has not previously been subject to the Compensation Arrangement Approvals described in Section 5.18(i) to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 5.18(i)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 7.07. Takeover Statutes. The Company shall: (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents, take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 7.08. Stockholder Litigation. From and after the date hereof, the Company shall promptly advise the Investor orally and in writing of any Proceedings (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company and/or its directors or executive officers relating to this Agreement, the Offer, the Issuance, the Company Charter Amendment and/or the other transactions contemplated hereby or the other Transaction Documents and shall keep the Investor promptly and reasonably informed regarding any such Proceeding. The Company shall give the Investor the opportunity to participate in the defense or settlement of any such Proceeding and shall give due consideration to the Investor’s views with respect thereto. The Company shall not agree to any settlement of any such Proceeding without the Investor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.09. Stop Orders. The Company shall take all actions necessary to impose stop orders to prevent the Transfer of any Subject Shares (as defined in the Tender and Support Agreements) in violation of the Tender and Support Agreements.

ARTICLE 8

COVENANTS OF THE INVESTOR AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and the Investor shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither the Investor nor the Company shall be required to (and neither the Company nor any of its Subsidiaries shall without the Investor’s prior written consent) (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of its or the Company’s or any of their respective Affiliates’ businesses, assets or properties, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (C) litigate, challenge or take any action with respect to any action or Proceeding by any Governmental Authority or (D) agree to do any of the foregoing.

(b) In furtherance and not in limitation of the foregoing, each of the Investor and the Company shall make any appropriate Filings pursuant to any Antitrust Law (including a Notification and Report Form pursuant to the HSR Act) with respect to the transactions contemplated hereby as promptly as practicable (and in any event within ten Business Days) after the date hereof and subject to Section 8.01(a) use their reasonable best efforts (i) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Antitrust Law and (ii) to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or such Antitrust Law, or the receipt of any requisite clearances and approvals under such Antitrust Law, as soon as practicable.

(c) To the extent permitted by Applicable Law, and subject to Section 8.01(a) each of the Investor and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Governmental Authority and of any material communication received or intended to be given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party to any Governmental Authority (or members of the staff of any Governmental Authority) or in connection with any Proceeding by a private party, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with, any such Filing, communication or inquiry and further each of the Company and the Investor shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority or in connection with any Proceeding by private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

(d) The Company and the Investor shall use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate the actions contemplated by Article 1 of the Tender and Support Agreements, including (i) causing any VC Shareholder (as defined in the Tender and Support Agreements) to become the record holder of such VC Shareholder’s Subject Shares (as defined in the Tender and Support Agreements) and/or to hold such Subject Shares directly (rather than through the Depository Trust Company) and (ii) with respect to the Company, causing the removal of any transfer restrictions on such Subject Shares that would otherwise impede the tender of such Subject Shares into the Offer (including by delivering any opinion of counsel reasonably requested by the Company’s transfer agent).

Section 8.02. Certain Filings. The Company and the Investor shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or Filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) subject to Section 8.01(a), in taking such actions or making any such Filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Company Proxy Statement.

(a) As promptly as reasonably practicable (and in any event within 15 Business Days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be cleared by the SEC as soon as reasonably practicable after the date hereof and to be mailed to its stockholders as promptly as practicable thereafter. The Company shall use its reasonable best efforts to ensure that the Company Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. The Company shall include in the Company Proxy Statement (i) subject to any required consent of the Company Financial Advisor, the written opinion of the Company Financial Advisor referred to in Section 5.24, the description thereof and the financial analysis relating thereto and (ii) unless an Adverse Recommendation Change permitted hereunder shall have occurred, the Company Board Recommendation.

(b) The Investor and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement (including the preliminary and definitive versions thereof) before the Company Proxy Statement (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the Investor and its counsel. The Company shall provide the Investor and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC.

(c) The Company will advise the Investor, promptly after it receives notice thereof, of any request by the SEC for any amendment or supplement to the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Company Stockholder Meeting, any information relating to the Company or the Investor, or any of their respective Affiliates, officers or directors should be discovered by the Company or the Investor that should be set forth in an amendment or supplement to the Company Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other party hereto and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Applicable Law, disseminate such amendment or supplement to the stockholders of the Company.

(d) Notwithstanding (x) any Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.03 shall continue in full force and effect.

Section 8.04. Public Announcements. Promptly following the execution and delivery hereof, each party may issue a press release announcing the execution of this Agreement and the transactions contemplated hereby in the forms previously agreed upon by the Company and the Investor. Following such initial press release, (a) the Investor and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby and (b) neither the Investor nor the Company shall issue any such press release, make any such other public statement or schedule any such press conference or conference call without the consent of the Investor; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (i) required by Applicable Law or any applicable listing authority (in which case the parties shall use commercially reasonable efforts to (x) consult with each other prior to making any such disclosure and (y) cooperate (at the other party’s expense) in connection with the other party’s efforts to obtain a protective order), or (ii) made or proposed to be made by the Company in compliance with Section 7.04 with respect to the matters contemplated by Section 7.04 (or by the Investor in response thereto). Notwithstanding the foregoing, the parties may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

Section 8.05. Notice of Certain Events. Each of the Company and the Investor shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication received by the Company or any of its Affiliates or the Investor or any of its Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or the Investor and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed by the Company pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied; and

(e) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 9

CONDITIONS TO THE CLOSING

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company and the Investor to consummate the Closing are subject to the satisfaction or (to the extent permissible under Applicable Law) waiver of the following conditions:

(a) no Applicable Law shall prohibit or make illegal the consummation of the Closing; and

(b) the Acceptance Time shall have occurred on the terms and subject to the conditions set forth herein.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Offer and Issuance may be abandoned at any time prior to the Closing (notwithstanding the receipt of the Company Stockholder Approval):

(a) by mutual written agreement of the Company and Investor;

(b) by either the Company or Investor, if:

(i) the Acceptance Time has not occurred on or before October 11, 2015 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Offer or the Issuance illegal or otherwise prohibited or (B) permanently enjoins either the Company or the Investor from consummating the Offer or the Issuance, and in each case such Applicable Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the existence of any fact or occurrence described in the foregoing clause (A) or (B); or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c) by the Investor, if, prior to the Acceptance Time:

(i) (A) an Adverse Recommendation Change shall have occurred (provided that any written notice delivered by the Company to the Investor pursuant to Section 7.04(d) stating the Company’s intention to make an Adverse Recommendation Change in advance thereof shall not result in the Investor having any termination rights pursuant to this Section 10.01(c)(i)) or (B) at any time after receipt or public announcement of an Acquisition Proposal, the Company Board shall have failed to publicly reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request from the Investor to do so;

(ii) there shall have been an intentional and material breach of Section 7.03 or Section 7.04; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clause (c)(iii) or (c)(iv) of Annex I to exist and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Company does not cure such breach or failure within 30 days after receipt by the Company of written notice from the Investor of such breach or failure;

(d) by the Company, if, prior to the Acceptance Time:

(i) the Company Board shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement in order to enter into a definitive agreement in respect of a Superior Proposal in accordance with this Agreement, including Section 7.04(b)(ii); provided that, as a condition precedent to the effectiveness of any such termination, the Company shall have paid all amounts due pursuant to Section 12.03(b) in accordance with the terms, and at the times, specified therein;

(ii) following satisfaction (or, to the extent permissible under Applicable Law, waiver) of the conditions to the Investor’s obligation to consummate the Offer hereunder, (A) the Investor fails to consummate the Offer on or prior to the latest time permissible hereunder or (B) the consummation of the transactions contemplated by the Issuance will not occur immediately following the Acceptance Time as a result of a failure of the Investor to comply with its obligations hereunder; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Investor set forth in this Agreement shall have occurred that would reasonably be expected to prevent the Investor from consummating the Offer or the Issuance and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Investor does not cure such breach or failure within 30 days after receipt by the Investor of written notice from the Company of such breach or failure.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other party hereto; provided that, if such termination shall result from either party’s fraud or the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) breach of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of the Confidentiality Agreement, this Section 10.02, Section 8.04, Section 12.01, Section 12.03, Section 12.06, Section 12.07 and Section 12.08 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

SURVIVAL, INDEMNIFICATION

Section 11.01. Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto, and the covenants, agreements and obligations of the Company contained in Section 7.01, shall survive the Closing until the date that is 15 months after the Offer Closing Date (the “Expiration Date”); provided that the representations and warranties contained in Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.09, Section 5.21(a)(viii), Section 5.21(c), Section 5.23, Section 5.24, Section 5.25, Section 6.01, Section 6.02, Section 6.05, Section 6.06 and the second sentence of Section 6.08 (collectively, the “Fundamental Warranties”) shall survive until the latest date permitted by law. The covenants, agreements and obligations of the parties hereto contained in this Agreement (other than the covenants, agreements and obligations of the Company contained in Section 7.01) or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the latest date permitted by law or for the shorter period explicitly specified therein, except that for such covenants, agreements and obligations that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentence, any breach of a representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the foregoing sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with this Article 11 to the party against whom such indemnity may be sought prior to such time. For the avoidance of doubt, the Company and its Subsidiaries shall not be deemed Affiliates of the Investor, and the Investor shall not be deemed an Affiliate of the Company and its Subsidiaries for purposes of this Article 11.

Section 11.02. Indemnification of Investor Indemnified Parties. Effective at and after the Closing, the Company hereby agrees to indemnify the Investor, its Affiliates and their respective officers, directors, managers, employees, agents, successors and assigns (collectively, the “Investor Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages (whether involving a Third Party Claim or a claim solely between the parties hereto) incurred or suffered by the Investor Indemnified Parties (regardless of whether such Damages arise as a result of the negligence, strict liability or any other Liability under any theory of law or equity of any Investor Indemnified Party) arising out of or resulting from (a) any inaccuracy, misrepresentation or breach of any representation or warranty (each, a “Warranty Breach”) of the Company in this Agreement or in any certificate or other writing delivered pursuant hereto (determined, except with respect to Section 5.10(a)(ii), without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard), or (b) any breach of any covenant or agreement of the Company in this Agreement. The parties acknowledge and agree that the settlement of any Proceeding of the type described in Section 7.08 that includes disclosure by the Company shall not in and of itself evidence an inaccuracy, misrepresentation or breach of the representations and warranties set forth in Section 5.09.

Section 11.03. Limitations on Indemnification by the Company. With respect to indemnification by the Company for Warranty Breaches under Section 11.02(a), except in respect of breaches of Fundamental Representations and for claims for fraud or intentional misrepresentation:

(a) the Company shall not be liable unless and until the aggregate amount of all Damages with respect to such Warranty Breaches shall exceed an amount equal to $15,000,000 and then only to the extent of such excess; and

(b) the Company’s maximum aggregate liability will be limited to $100,000,000.

Section 11.04. Indemnification of Company Indemnified Parties. Effective at and after the Closing, the Investor hereby agrees to indemnify the Company, its Affiliates and their respective officers, directors, managers, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages (whether involving a Third Party Claim or a claim solely between the parties hereto) incurred or suffered by the Company Indemnified Parties (regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of any Company Indemnified Party) arising out of or resulting from (a) any Warranty Breach by the Investor of any representation or warranty of the Investor in this Agreement or in any certificate or other writing delivered pursuant hereto (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) or (b) any breach of any covenant or agreement of Investor in this Agreement.

Section 11.05. Limitations on Indemnification by the Investor. With respect to indemnification by the Investor for Warranty Breaches under Section 11.04(a), except in respect of breaches of Fundamental Representations and for claims for fraud or intentional misrepresentation:

(a) the Investor shall not be liable unless and until the aggregate amount of all Damages with respect to such Warranty Breaches shall exceed an amount equal to $15,000,000 and then only to the extent of such excess; and

(b) the Investor’s maximum aggregate liability will be limited to $100,000,000.

Section 11.06. Other Limitations. Notwithstanding anything to the contrary contained herein, any Damages otherwise indemnifiable under this Article 11 shall be reduced by the amount of insurance proceeds actually recovered by an Indemnified Party in respect of such Damages (net of costs of collection, deductibles and retro-premium adjustments). Damages shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

Section 11.07. Third Party Claim Procedures.

(a) The party seeking indemnification under Section 11.02 or 11.04 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding by any third party (excluding, in the case of the Investor Indemnified Parties, any such Proceeding against the Company or any of its Affiliates) (a “Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 11.07(b) and Section 11.07(c), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 11.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 11.07(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 11.07(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation involving the Indemnified Party or any of its Affiliates, (iii) the Third Party Claim relates to Taxes of the Indemnified Party or any of its Affiliates, (iv) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental in any material respect to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (v) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (vi) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.07, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim; provided that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) such settlement includes an unconditional release of the Investor Indemnified Parties or the Company Indemnified Parties, as the case may be, from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the Investor Indemnified Parties or the Company Indemnified Parties, as the case may be. If the Indemnified Party shall control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.07, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of such Third Party Claim (such consent not to be unreasonably withheld, conditioned or delayed).

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with the foregoing, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the reasonable fees and expenses of such separate counsel shall constitute indemnifiable Damages hereunder (i) to the extent incurred by the Indemnified Party prior to the date that the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if the Indemnified Party is advised by counsel that (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (B) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party; and provided further that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in connection with any Third Party Claim, plus one firm of local counsel in each jurisdiction in which any such Third Party Claim is taking place. In the case of the foregoing clause (ii), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third Party Claim and cooperate with the Indemnified Party in connection therewith.

(f) Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no party shall be required to disclose any such records or information that would result in the loss of attorney-client privilege, but such party shall use its commercially reasonable efforts to (1) develop an alternative to providing such records or information that is reasonably acceptable to the other party or (2) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would permit the disclosure of such records or information without violating such attorney-client privilege.

Section 11.08. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 or Section 11.04 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnified Party shall be entitled to prompt payment of all Damages arising out of such claim to the extent provided in this Article 11. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 12.07.

Section 11.09. Exclusive Remedy. Without limiting any claims arising out of the other Transaction Documents, after the Closing, except as otherwise expressly provided in this Agreement (including Section 12.03 and Section 12.12) or with respect to claims for fraud, intentional misrepresentation or intentional misconduct, the sole and exclusive recourse for any Damages or claim for Damages under this Agreement shall be the indemnity set forth in this Article 11.

Section 11.10. Purchase Price Adjustment. To the extent permitted by Applicable Law, any amount paid under Article 11 will be treated as an adjustment to the purchase price in the Issuance.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email, so long as a receipt of such facsimile transmission or email is requested and received) and shall be given, if to Investor, to:

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Attention: General Counsel

Fax: (650) 225-6000

with copies (which shall not constitute notice) to:

F. Hoffmann-La Roche Ltd

Group Legal Department

Grenzacherstrasse 124

CH-4070 Basel, Switzerland

Attention: Dr. Beat Kraehenmann

Fax: +41 61 688 13 96

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Arthur F. Golden
Marc O. Williams
Facsimile No.: (212) 701-5800

Email:	arthur.golden@davispolk.com
marc.williams@davispolk.com

if to the Company, to:

Foundation Medicine, Inc.

150 Second Street

Cambridge, MA 02141

Attention: Michael J. Pellini, M.D., Chief Executive Officer
Facsimile No.: (617) 418-2201

Email:	mpellini@foundationmedicine.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attention:	Stuart M. Cable
Lisa R. Haddad
Facsimile No.: (617) 523-1231

Email:	scable@goodwinprocter.com
lhaddad@goodwinprocter.com

or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Acceptance Time, (x) no amendment shall be made that decreases the Offer Price and (y) any agreement by the Company to such amendment or waiver shall require the approval of a majority of the directors then in office who were not designated to the Company Board by the Investor, and (ii) there shall be no amendment or waiver that would require the approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.03. Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated (A) by the Investor pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) or (B) by the Company pursuant to Section 10.01(d)(i), then in each case the Company shall pay to Investor in immediately available funds $30,000,000 (the “Termination Fee”), in the case of a termination by the Investor, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to the effectiveness of such termination.

(ii) If (A) this Agreement is terminated by the Investor or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), or by the Investor pursuant to Section 10.01(c)(iii), (B) after the date of this Agreement and (x) prior to such termination (in the case of a termination pursuant to Section 10.01(b)(i) or Section 10.01(c)(iii)) or (y) prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)), an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board and not unconditionally withdrawn (and, if such Acquisition Proposal was publicly announced, publicly and unconditionally withdrawn) and (C) within 12 months following the date of such termination, the Company (x) enters into a definitive agreement with respect to an Acquisition Proposal, (y) recommends an Acquisition Proposal to its stockholders or (z) consummates an Acquisition Proposal, then the Company shall pay to the Investor in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee. Solely for purposes of this Section 12.03(b)(ii), an “Acquisition Proposal” shall mean any transaction described in the definition of “Acquisition Proposal” in Section 1.01 of this Agreement except that all references to “15%” therein shall be deemed to be references to “35%”.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 12.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Investor would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to the Investor pursuant to this Section 12.03, it shall also pay any costs and expenses incurred by the Investor and its Affiliates in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the higher of the publicly announced prime rate of Citibank, N.A. and the maximum legal interest rate then-applicable pursuant to Title 6, Chapter 23, § 2301 of the Delaware Code, in either case from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. In the event that the Investor shall receive full payment pursuant to this Section 12.03, without limiting the Investor’s rights in the case of fraud or intentional misconduct, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all damages or losses suffered or incurred by the Investor or any of its Affiliates in connection with this Agreement and the termination hereof (or any matter forming the basis for such termination), and neither the Investor nor any of its Affiliates shall be entitled to bring any Proceeding against the Company or any of its Affiliates for damages or any equitable relief arising therefrom. For the avoidance of doubt, any payment made by the Company pursuant to this Section 12.03 shall be payable only once and not in duplication even though such payment may be payable under one or more provisions of Section 12.03.

Section 12.04. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) other than with respect to any reference in Section 5.21 of the Company Disclosure Schedule, any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document described in the first sentence of Article 5 shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any such Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” or any other statements that are predictive, cautionary or forward-looking in nature, be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 12.05. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Article 11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve the Investor of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Investor or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12.06. Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the valid termination of this Agreement pursuant to Section 12.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 12.07, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ROCHE HOLDINGS, INC.

By:	/s/ Bruce Resnick
	Name:	Bruce Resnick
	Title:	Vice President and Tax Counsel

SIGNATURE PAGE TO TRANSACTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

FOUNDATION MEDICINE, INC.

By:	/s/ Steven J. Kafka
	Name:	Steven J. Kafka
	Title:	Chief Operating Officer

SIGNATURE PAGE TO TRANSACTION AGREEMENT

ANNEX I

OFFER CONDITIONS

Notwithstanding any other provision of the Offer, the Investor shall not be required to accept for payment or pay for any Shares pursuant to the Offer, if:

(a) this Agreement shall have been terminated in accordance with its terms;

(b) immediately prior to the Acceptance Time:

(i) there shall not have been validly tendered and not validly withdrawn in accordance with the terms of the Offer (excluding Shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) a number of Shares that, when added to the Shares already owned by Parent and its Subsidiaries, represents at least 52.4% of the Fully Diluted Shares at such time, assuming completion of the Issuance (the condition set forth in this clause (b)(i), the “Minimum Condition”, and such number of Shares, the “Minimum Condition Shares”);

(ii) (A) any applicable waiting period applicable to the Offer or the Issuance under the HSR Act or any other Antitrust Law shall not have expired or shall not have been terminated, or any other approval that is required to consummate the Offer or the Issuance under any Antitrust Law shall not have been obtained, or (B) in each case, any such waiting period shall have terminated or expired, or any such notice or approval shall have been obtained, subject to or conditioned upon (1) any limitation on the ability of the Investor or any of its Affiliates effectively to exercise full rights of ownership of the Shares to be acquired by the Investor in the Offer or the Issuance, including the right to vote any such Shares on all matters properly presented to the Company’s stockholders or exercise any of its rights under the Investor Rights Agreement, or (2) the requirement that the Investor, the Company or any of its Affiliates to take any action not required to be taken (or not permitted to be taken without the Investor’s consent) pursuant to the terms of this Agreement, including Section 8.01(a); or

(iii) the Company Stockholder Approval shall not have been obtained;

(iv) the events contemplated by Article 4 will not occur as of the Acceptance Time or the Closing, as applicable;

(v) the consummation of the transactions contemplated by the Issuance will not occur immediately following the Acceptance Time; or

(vi) the Issuance Shares to be issued at the Closing have not been approved for listing on NASDAQ, subject to official notice of issuance; or

(c) immediately prior to the Acceptance Time, any of the following conditions exists:

(i) any Applicable Law shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Issuance, by any Governmental Authority, other than the application of the HSR Act and any other applicable Antitrust Law to the Offer or the Issuance, that directly or indirectly (A) renders illegal, delays materially or otherwise directly or indirectly restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Investor or the consummation of the Issuance, (B) imposes or confirms any limitation on the ability of the Investor or any of its Affiliates effectively to exercise full rights of ownership of the Shares to be acquired by the Investor in the Offer or the Issuance, including the right to vote any such Shares on all matters properly presented to the Company’s stockholders or exercise any of its rights under the Investor Rights Agreement, or (C) compels the Investor, the Company or any of its Affiliates to take any action not required to be taken (or not permitted to be taken without the Investor’s consent) pursuant to the terms of this Agreement, including Section 8.01(a);

(ii) there shall be instituted or pending any Proceeding by any Governmental Authority that seeks any remedy described in clauses (A) through (C) of paragraph (c)(i);

(iii) (A) any of the representations and warranties of the Company contained in Section 5.05 shall not be true and correct in all but de minimis respects, (B) any of the representations and warranties of the Company contained in (x) Section 5.04(iii) with respect to the Specified Contract or (y) Section 5.21(c) (in each case disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true and correct in all material respects, (C) any of the representations and warranties of the Company contained in any of Section 5.01, Section 5.02, Section 5.06, 5.21(a)(viii), Section 5.23, Section 5.24 or Section 5.25 that are qualified as to materiality or Company Material Adverse Effect shall not be true and correct in all respects and any such representations and warranties that are not so qualified shall not be true and correct in all material respects, (D) the representations and warranties of the Company contained in Section 5.10(a)(ii) shall not be true and correct in all respects or (E) any of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true and correct with, in the case of this clause (E) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of each of clauses (A) through (E) as of the date of the Agreement and at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time);

(iv) the Company shall have breached or failed to perform in all material respects any of its obligations under this Agreement;

(v) there shall have occurred any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(vi) the Investor shall not have received a certificate executed by an authorized executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (c)(iii), (c)(iv) and (c)(v) do not exist; or

(vii) the Existing Registration Rights Amendment shall not be in full force and effect;

(viii) the Tax Sharing Agreement shall have terminated (or shall otherwise not be in full force and effect) or there shall have occurred any event, occurrence or other fact or circumstance which prevents or prohibits the Tax Sharing Agreement from becoming effective as of the Acceptance Time in accordance with the terms thereof; or

(ix) any of the other Transaction Documents shall have terminated (or shall otherwise not be in full force and effect) or there shall have occurred any event, occurrence or other fact or circumstance which prevents or prohibits any such Transaction Document from becoming effective as of the Acceptance Time in accordance with the terms thereof.

Subject to the terms and conditions of this Agreement, the Offer Conditions set forth in paragraphs (b)(ii)(B) (solely with respect to limitations on, or actions required to be taken by, the Investor or its Affiliates), (b)(iv), (b)(vi), (c)(i)(B), (c)(i)(C) (solely with respect to actions required to be taken by the Investor or its Affiliates), (c)(ii) (with respect to the remedies described in paragraphs (c)(i)(B) and (c)(i)(C) (and, with respect to paragraph (c)(i)(C), solely with respect to Proceedings seeking to require action to be taken by the Investor or its Affiliates), (c)(iii), (c)(iv), (c)(v), (c)(vi), (c)(vii) and (c)(viii) are for the sole benefit of the Investor and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by the Investor, in whole or in part, at any time, at the sole discretion of the Investor. All other Offer Conditions may be waived by the Investor only with the prior written consent of the Company.

EXHIBIT A-1

FORM OF TENDER AND SUPPORT AGREEMENT

(KPCB AND TRV)

(As filed as Exhibits 99.1 and 99.2 to

the Company’s Current Report on Form 8-K filed on January 12, 2015)

EXHIBIT A-2

FORM OF TENDER AND SUPPORT AGREEMENT

(GV)

(As filed as Exhibit 99.3 to

the Company’s Current Report on Form 8-K filed on January 12, 2015)

EXHIBIT B

FORM OF EXISTING REGISTRATION RIGHTS AMENDMENT

(As filed as Exhibit 4.2 to

the Company’s Current Report on Form 8-K filed on January 12, 2015)

EXHIBIT C

CHARTER AMENDMENTS

CERTIFICATE OF AMENDMENT

TO

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FOUNDATION MEDICINE, INC.

Foundation Medicine, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST. Pursuant to Section 242 of the DGCL, this certificate amends the provisions of the Sixth Amended and Restated Certificate of Incorporation.

SECOND. This certificate has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 222 and 242 of the DGCL.

THIRD. Sections 3 and 4 of Article VI of the Sixth Amended and Restated Certificate of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

“3. Number of Directors; Term of Office; Other Matters. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. Directors shall be elected at each annual meeting of stockholders of the Corporation to a term expiring at the next annual meeting of stockholders of the Corporation. Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders; provided that, for so long as the Investor Rights Agreement between the Corporation and Roche Holdings, Inc., dated as of January 11, 2015 (as the same may be amended and/or restated from time to time, the “Investor Rights Agreement”), is in effect, unless an express waiver is granted by Roche Holdings, Inc. thereunder, any vacancies or newly created directorships shall not be filled in contravention of the Investor Rights Agreement. Any Director appointed in accordance with the preceding sentence shall serve for a term expiring at the next annual meeting of stockholders following such appointment, and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.”

This Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation is executed as of this [    ] day of [            ], 2015.

FOUNDATION MEDICINE, INC.

By:
Name:
Title:

CERTIFICATE OF AMENDMENT

TO

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FOUNDATION MEDICINE, INC.

Foundation Medicine, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST. Pursuant to Section 242 of the DGCL, this certificate amends the provisions of the Sixth Amended and Restated Certificate of Incorporation.

SECOND. This certificate has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 222 and 242 of the DGCL.

THIRD. Section 5 of Article VI of the Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office, with or without cause, only by the affirmative vote of the holders of 75% or more of the voting power of the outstanding shares of capital stock entitled to vote thereon.”

This Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation is executed as of this [    ] day of [            ], 2015.

FOUNDATION MEDICINE, INC.

By:
Name:
Title:

CERTIFICATE OF AMENDMENT

TO

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FOUNDATION MEDICINE, INC.

Foundation Medicine, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST. Pursuant to Section 242 of the DGCL, this certificate amends the provisions of the Sixth Amended and Restated Certificate of Incorporation.

SECOND. This certificate has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 222 and 242 of the DGCL.

THIRD. The Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to insert a new Article XI to follow Article X and to read as follows:

“Without limiting the Corporation’s rights or obligations under any contract or agreement, the Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any potential transaction or matter that may be an opportunity for the Corporation that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) Roche Holdings, Inc. or (ii) any of its Affiliates (each a “Covered Person” and collectively, “Covered Persons”), unless such potential transaction or matter is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director. An “Affiliate” is, with respect to Roche Holdings, Inc., any other person directly or indirectly controlling, controlled by or under common control with such person, which shall include any Director (including in such person’s capacity as an observer on any committee of the Board of Directors) who has been designated by Roche Holdings, Inc., but shall not include either (i) Chugai Pharmaceutical Co., Ltd. or any of its subsidiaries (unless Roche Holdings, Inc. elects, in a written notice delivered to the Corporation, to have any such entity considered an Affiliate of Roche Holdings, Inc.), or (ii) the Corporation or any of its subsidiaries.”

This Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation is executed as of this [    ] day of [            ], 2015.

FOUNDATION MEDICINE, INC.

By:
Name:
Title: